Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

Contact:	David Christensen
CFO
HickoryTech
507-387-3355

Jennifer Spaude
Investor Relations
HickoryTech
507-386-3765

HickoryTech Reports Third Quarter 2006 Results

MANKATO, Minn., Nov 6, 2006—HickoryTech Corporation (Nasdaq: HTCO) today reported financial results for the third quarter of 2006.  The quarter represented continued progress in executing its strategies, as revenue from the Enventis line of business of $14.0 million remain strong and revenue from Broadband growth initiatives resulted in more than a $0.5 million increase in Broadband revenue.

•                  Total revenues were $36.0 million, a 61 percent increase compared to the third quarter of 2005, reflecting the third consecutive quarter of excellent revenue contributions from the recently acquired Enventis business.  Total company revenues were similar to the $36.6 and $35.5 million reported in the previous two quarters of 2006.

•                  Net income for the third quarter of 2006 was $1.4 million, in keeping with the previous two quarters of 2006.  Third quarter net income from continuing operations was down 32.2 percent compared with the same period a year ago. The decline was consistent with company guidance and is attributable to the combination of declining Telecom Sector network access revenues and Enventis acquisition and integration expense.

•                  Diluted earnings per share from continuing operations were 11 cents for the most recent quarter, a decline of 31.3 percent from the 16 cents reported for the same period a year ago.

•                  Total costs and expenses, excluding interest expense, for the third quarter of $32.0 million remained consistent with the $32.5 and $31.5 million reported in the previous two quarters of 2006.  Third quarter costs and expenses, as compared to the third quarter of 2005, were higher, again due primarily to the Enventis related costs.

•                  Debt, as of September 30, 2006, was $143.5 million, up from $142.8 million as of Dec. 31, 2005, and up from the prior quarter’s $140.5 million.  The increase was due to planned capital expenditures in the Telecom and Enventis Sectors, and increased receivables and inventory in the Enventis and Telecom sectors.

•                  Broadband revenues, consisting of DSL, Data and Digital TV revenues, grew to $2.0 million for the third quarter, versus $1.5 million in the third quarter of last year, a 36.6 percent increase.

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Consolidated Results for the Third Quarter 2006

HickoryTech’s consolidated operating revenues for the quarter were $36.0 million, an increase of 61 percent compared to the third quarter of 2005. This third consecutive quarter of revenue growth was due to the addition of Enventis Telecom’s new revenue streams, consisting of $9.8 million from enterprise network systems and services and $4.2 million from transport systems.  Excluding Enventis, revenues would have declined $0.3 million, or 1.4 percent, compared to the third quarter of 2005.  This decline in revenue is primarily due to lower access revenue from inter-exchange carriers in the Telecom Sector and lower installation revenue in the Enterprise Solutions Sector.

HickoryTech’s consolidated operating income for the quarter was $3.9 million, a decrease of $744,000 or 15.9 percent compared to the third quarter of 2005.  Excluding Enventis operating income of $680,000, consolidated operating income for the quarter would have declined $1.4 million, or 30.5 percent, compared to the third quarter of 2005.  The positive operating results of Enventis served to offset declines in operating income in other operating sectors of the company.

HickoryTech reported $1.4 million in income from continuing operations in the third quarter of 2006, a 32.2 percent decrease from the same period in 2005.  Diluted earnings per share from continuing operations were 11 cents for the quarter, versus 16 cents in the prior year’s third quarter.  Net income and earnings per share were within management’s guidance, and included planned acquisition integration costs that will continue to incur throughout 2006.  The third quarter of 2006 also included a non-recurring income tax expense reduction of $158,000 to release the portion of tax reserves related to a prior year Federal audit period that had expired.

“We are very pleased with the high outcome from the recent Enventis acquisition,” said John Finke, HickoryTech’s president and chief executive officer.  “The integration of Enventis is going well and we’ve completed most of our financial systems conversions and are working on our billing and operational systems.  In addition, we achieved double-digit broadband growth over last year’s quarter and are now positioned to provide Digital TV and bundled residential services in 11 markets.”

Lower income before income tax, compared to the third quarter of 2005, is primarily the result of five factors: the ongoing decline in network access revenues of $0.2 million; higher costs in the Telecom operation of $0.5 million; higher interest expense associated with funding the Enventis acquisition of $0.8 million; and declines in pre-tax income from the Enterprise Solutions and Information Solutions Sectors of $0.5 million, offset by $0.7 million of new operating income from Enventis.  HickoryTech’s debt as of June 30 was $143.5 million, an increase from $142.8 million at Dec. 31, 2005. The third quarter’s debt level was higher than the $140.5 million at June 30, 2006 due to capital expenditures in the Telecom and Enventis Sectors.  As called for in the company’s 2006 capital allocation plan, HickoryTech has invested more in the first nine months of the fiscal year as compared with previous years.  In addition, accounts receivable and inventory for Enventis were higher as of Sept. 30, 2006, and this contributed to higher debt levels.

Telecom Sector

In the third quarter of 2006, the Telecom Sector experienced many of the same trends as previous quarters; with increasing revenue from Broadband services and anticipated declining network access revenue from inter-exchange carriers.

Key Telecom Sector metrics for the third quarter of 2006:

•                  Revenues were $18.3 million, versus $18.4 million a year ago. With the addition of the Enventis Sector, which is reported as a separate operating unit, Telecom Sector revenues now represent approximately half of HickoryTech’s consolidated revenues, as compared to 82% of total operating revenues of the third quarter in 2005

•                  Broadband revenues, consisting of DSL, Data and Digital TV revenues, rose 36.6 percent to $2.0 million, versus $1.5 million in the third quarter of last year.

•                  Network access revenues were $7.6 million, compared to $7.8 million in the same quarter last year.  This $0.2 million decline is due to rate changes; lower overall minutes of use, re-routed network traffic, and lower demand for circuits provided under regulated tariffs.  These changes are expected to be lasting in nature.  The most recent level of access revenue decline was more moderate than preceding quarters because rate adjustments initiated in the third quarter of 2005 have now been in place for a full year.

•      The upward trend in DSL lines continued, despite increasing competition for bundled service, totaling 15,076, versus 12,372 for the third quarter of 2005, an increase of 21.9 percent.

•                  Total Digital TV customers grew to 4,254, up 65.3 percent from a year ago.  This growth is a result of   entering new communities, as well as increased penetration of existing markets.

•                  Three new digital TV community franchise agreements were announced during the quarter and shortly thereafter:  Janesville, North Mankato and Mankato, all in Minnesota.  Product launches in these areas will take place in 2007. With these new communities, HickoryTech will serve 11 markets with more than 32,000 homes with its triple-play service offering, doubling the Digital TV service area.

•                  Residential and business “Select” bundle penetration increased to 25.9 percent of all access lines, an increase from 17.7 percent penetration a year ago.  HickoryTech’s “Select” packages were introduced in 2004.

Enventis Telecom Sector

Enventis is a key element of the HickoryTech strategy.  The Enventis Sector repeated its performance as a strong contributor to consolidated operating income in the third quarter of 2006.  Enventis revenue was $14.0 million, consisting of approximately $9.8 million from Enterprise Network Services and $4.2 million from Enterprise Transport Services.  This is similar to the first two quarters of 2006.

Enterprise Solutions Sector

Enterprise Solutions third quarter revenue was $3.3 million, representing a 3.4 percent decline in installation and equipment revenues of $3.4 million during the same period last year.

Going Forward

“We are making solid progress in implementing the long-term plan we have mapped out for ourselves,” Finke said.  “Not only do we have an immediate expanded fiber footprint to extend current services into new markets, but also a much more diverse revenue stream, which includes a strong balance of telecom and data services.  We see many opportunities for growth, particularly in the business market and with regional telephone carriers. In addition, the Enventis integration is progressing with a focus on utilizing our integrated networks to sell all services to an expanded geographic market.”

Further information on the third quarter results, as well as additional guidance regarding management’s outlook, will be given during the company’s quarterly conference call and Webcast with investors at 8 a.m. CST on Nov. 7, 2006. Investors may access the Webcast through a link on HickoryTech’s Investor Relations page at www.HickoryTech.com.

About HickoryTech

HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 480 employees in Minnesota and Iowa. In its 109th year of operation, HickoryTech provides a full array of telecommunications products and services to business and residential customers. The Telecom Sector offers local voice, long distance, Internet, Broadband services, Digital TV, and IP networking. The Enterprise Solutions Sector provides IP Telephony, call center management, and data network solutions.  Enventis Telecom provides IP-based voice and data services and network solutions on a statewide SONET-based network.  The Information Solutions Sector develops telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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Consolidated Statement of Operations
(unaudited)

(In Thousands Except Share and Per Share Amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Operating revenues:
Telecom Sector	$18,216	$18,383	$54,559	$57,014
Information Solutions Sector	482	519	1,705	1,921
Enterprise Solutions Sector	3,285	3,402	8,567	11,745
Enventis Sector	13,972	—	43,234	—
Total operating revenues	35,955	22,304	108,065	70,680

Costs and expenses:
Cost of sales, Enterprise Solutions and Enventis	9,493	2,139	28,990	7,844
Cost of services, excluding depreciation and amortization	11,535	8,354	33,709	24,696
Selling, general and administrative expenses, excluding depreciation and amortization	6,452	3,575	19,968	12,024
Depreciation	4,260	3,544	12,569	11,588
Amortization of intangibles	293	26	879	467
Total costs and expenses	32,033	17,638	96,115	56,619

Operating income	3,922	4,666	11,950	14,061

Interest and other income	40	35	109	75
Interest expense	(1,913)	(1,124)	(5,393)	(3,128)

Income before income taxes	2,049	3,577	6,666	11,008
Income tax provision	604	1,447	2,458	4,453

Income from continuing operations	1,445	2,130	4,208	6,555

Discontinued operations
Income from operations of discontinued component	—	37	—	207
Income tax provision	—	15	—	84
Income from discontinued operations	—	22	—	123

Net income	$1,445	$2,152	$4,208	$6,678

(Not in thousands)

Basic earnings per share - continuing operations:	$0.11	$0.16	$0.32	$0.50
Basic earnings per share - discontinued operations:	—	—	—	0.01
	$0.11	$0.16	$0.32	$0.51

Dividends per share	$0.12	$0.12	$0.36	$0.36

Basic weighted average common shares outstanding	13,171,658	13,086,371	13,152,435	13,072,656

Diluted earnings per share - continuing operations:	$0.11	$0.16	$0.32	$0.50
Diluted earnings per share - discontinued operations:	—	—	—	0.01
	$0.11	$0.16	$0.32	$0.51

Diluted weighted average common and equivalent shares outstanding	13,172,085	13,091,519	13,154,788	13,083,568

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Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
(In Thousands Except Share and Per Share Amounts)	2006	2005
Assets
Current assets:
Cash and cash equivalents	$1,119	$601
Receivables, net of allowance for doubtful accounts of $417 and $334	23,084	19,867
Costs in excess of billings on contracts	597	462
Inventories	9,611	4,577
Deferred income taxes	300	300
Prepaid expenses	1,537	5,066
Other	1,406	1,155
Total current assets	37,654	32,028

Investments	3,554	3,407

Property, plant and equipment	306,785	290,499
Less accumulated depreciation	153,722	141,157
Property, plant and equipment, net	153,063	149,342
Other assets:
Goodwill	27,576	27,109
Intangible assets, net	3,432	4,312
Financial derivative instruments	2,785	3,429
Deferred costs and other	3,188	3,640
Total other assets	36,981	38,490

Total assets	$231,252	$223,267
Liabilities and Shareholders’ Equity
Current liabilities:
Cash overdraft	$—	$514
Short-term financing	5,734	—
Accounts payable	5,898	5,224
Accrued expenses	5,845	6,809
Accrued interest	414	—
Accrued income taxes	5,769	4,765
Billings in excess of costs on contracts	425	283
Advanced billings and deposits	3,812	4,577
Current maturities of long-term obligations	1,639	1,778
Total current liabilities:	29,536	23,950

Long-term obligations, net of current maturities	141,898	140,980

Deferred income taxes	15,238	15,346

Deferred revenue	3,211	1,948
Accrued Employee Benefits and deferred compensaton	6,644	6,034

Total liabilities	196,527	188,258
Shareholders’ equity:
Common stock, no par value, $.10 stated value shares authorized: 100,000,000 shares outstanding: 13,192,745 in 2006 and 13,124,928 in 2005	1,319	1,312
Additional paid-in capital	9,883	9,262
Retained earnings	21,847	22,371
Accumulated other comprehensive income	1,676	2,064
Total shareholders’ equity	34,725	35,009
Total liabilities and shareholders’ equity	$231,252	$223,267

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Telecom Sector Recap
(unaudited)

(Dollars in Thousands)	Three Months Ended September 30,		For Nine Months Ended September 30
	2006	2005	2006	2005
ILEC
Revenues
Local service	$3,678	$3,720	$11,077	$11,198
Network access	7,086	7,317	20,851	24,175
Data	806	606	2,150	1,766
Intersegment	64	51	167	154
Other	1,479	1,738	4,560	4,962
Total revenues	$13,113	$13,432	$38,805	$42,255

Key Metrics
Access lines	54,568	57,080
DSL customers	10,313	8,533

CLEC
Revenues
Local service	$872	$886	$2,644	$2,658
Network access	476	474	1,467	1,486
Long distance	1,252	1,244	3,654	3,605
Internet	1,072	1,076	3,355	3,247
Data	839	647	2,371	1,895
Digital TV	386	234	990	686
Intersegment	13	—	13	—
Other	270	441	1,440	1,336
Total revenues	$5,180	$5,002	$15,934	$14,913

Key Metrics
Access lines
Overbuild	11,454	11,094
Unbundled network element (UNE)	1,467	1,656
Total service resale (TSR)	1,340	1,592
Total	14,261	14,342
Long distance customers	40,959	40,936
Internet customers	19,678	18,028
DSL customers	4,763	3,839
Digital TV customers	4,254	2,573

Telecom Sector - Continuing Operations
Revenue	$18,293	$18,434	$54,739	$57,168
Cost of services, excluding depreciation and amortization	7,498	7,431	22,876	22,389
Selling, general and administrative expenses, excluding depreciation and amortization	3,044	2,892	8,429	8,340
Depreciation and amortization	3,397	3,123	9,895	10,223
Operating income	$4,354	$4,988	$13,539	$16,216

Income from continuing operations, net of tax	$2,567	$2,970	$8,095	$9,654

Other
Capital expenditures	$4,828	4,603	$11,399	$8,653
Customers	129,466	130,386
DSL customers	15,076	12,372
Digital TV customers	4,254	2,573

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